Exhibit 99.1

ARES CAPITAL CORPORATION ANNOUNCES MARCH 31, 2020 FINANCIAL RESULTS
AND DECLARES SECOND QUARTER 2020 DIVIDEND OF $0.40 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — May 5, 2020 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a second quarter dividend of $0.40 per share. The second quarter dividend is payable on June 30, 2020 to stockholders of record as of June 15, 2020.

MARCH 31, 2020 FINANCIAL RESULTS

Ares Capital also announced financial results for its first quarter ended March 31, 2020.

HIGHLIGHTS

 Financial

	Q1-20		Q1-19
(dollar amounts in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS(2)		$0.41		$0.48
GAAP net income (loss) per share		$(1.42)		$0.50
Net investment income	$234	$0.54	$201	$0.47
Net realized gains	$34	$0.08	$56	$0.13
Net unrealized losses	$(880)	$(2.04)	$(43)	$(0.10)
GAAP net income (loss)	$(612)	$(1.42)	$214	$0.50
Dividends declared and payable		$0.40		$0.42	(3)

	As of
(dollar amounts in millions, except per share data)	March 31, 2020	December 31, 2019	March 31, 2019
Portfolio investments at fair value	$14,370	$14,426	$13,064
Total assets	$15,806	$14,905	$13,962
Stockholders’ equity	$6,583	$7,467	$7,339
Net assets per share	$15.58	$17.32	$17.21
Debt/equity ratio	1.26x	0.95x	0.86x
____________________________________________

(1)	All per share amounts are basic and diluted.

(2)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

(3)	Includes an additional dividend of $0.02 per share paid in the first quarter ended March 31, 2019.

Portfolio Activity

(dollar amounts in millions)	Q1-20	Q4-19	Q1-19
Portfolio Activity During the Period:
Gross commitments	$1,272	$1,608	$1,953
Exits of commitments	$918	$1,224	$1,353

Portfolio as of the End of the Period:
Number of portfolio company investments	355	354	345
Weighted average yield of debt and other income producing securities(4):
At amortized cost	8.9%	9.6%	10.4%
At fair value	9.4%	9.7%	10.5%
Weighted average yield on total investments(5):
At amortized cost	7.9%	8.6%	9.3%
At fair value	8.5%	8.7%	9.5%
__________________________________________________

(4)
Weighted average yield of debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value as applicable.

(5)
Weighted average yield on total investments is calculated as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total investments at amortized cost or at fair value as applicable.

FIRST QUARTER 2020 OPERATING RESULTS

For the first quarter of 2020, Ares Capital reported a GAAP net loss of $612 million or $1.42 per share (basic and diluted), Core EPS(2) of $0.41 per share (basic and diluted), net investment income of $234 million or $0.54 per share (basic and diluted), and net realized and unrealized losses of $846 million or $1.96 per share (basic and diluted).

During the first quarter of 2020, Ares Capital’s operating results were impacted by the uncertainty surrounding the impact of the novel coronavirus (“COVID-19”) pandemic which has caused severe disruptions in the global economy and negatively impacted the fair value and performance of Ares Capital’s investment portfolio. For the three months ended March 31, 2020, the resulting net unrealized losses on investments of $880 million were largely due to widening credit spreads as market participants expected a higher yield on similar investments given the significant market volatility generated by the the COVID-19 pandemic. To a lesser extent, net unrealized losses on investments for the quarter for certain of Ares Capital’s portfolio companies also reflected other factors such as specific industry concerns, uncertainty about the duration of business shutdowns and near-term liquidity needs. For information concerning the COVID-19 pandemic and its potential impact on our business and our operating results, see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, including Part I - Financial Information, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations, "Results of Operations - Net Unrealized Gains/Losses" therein, Part II - Other Information, Item 1A. Risk Factors, “Risk Factors - The COVID-19 pandemic has caused severe disruptions in the global economy, which has had, and may continue to have, a negative impact on our portfolio companies and our business and operations” therein and Part II - Other Information, Item 3. Quantitative and Qualitative Disclosures About Market Risk therein.

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of March 31, 2020, total assets were $15.8 billion, stockholders’ equity was $6.6 billion and net asset value per share was $15.58.

In the first quarter of 2020, Ares Capital made $1.3 billion in new investment commitments, of which $964 million were funded, including 17 new portfolio companies and 20 existing portfolio companies. Of the new commitments, 34 were sponsored transactions. As of March 31, 2020, 167 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $1.3 billion in new commitments made during the first quarter of 2020, 69% were in first lien senior secured loans, 16% were in second lien senior secured loans, 8% were in senior subordinated loans, 4% were in other equity securities and 3% were in preferred equity securities. Of these commitments, 91% were in floating rate debt securities. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the first quarter of 2020, Ares Capital funded $796 million related to previously existing unfunded revolving and delayed draw loan commitments.

In the first quarter of 2020, significant new commitments included:

•	$235 million in first lien senior secured delayed draw and term loans and equity of a convenience store operator;

•	$98 million in first lien senior secured revolving, delayed draw and term loans, a second lien senior secured term loan and equity of a veterinary hospital operator;

•	$96 million in first lien senior secured revolving and term loans and a senior subordinated loan of a payment processing solutions provider;

•	$81 million in a first lien senior secured term loan of a project management software provider;

•	$80 million in senior subordinated delayed draw and term loans of a consolidator of commercial finance businesses;

•	$65 million in first lien senior secured revolving, delayed draw and term loans of a real estate and investment management software provider;

•	$58 million in first lien senior secured revolving and term loans of an automotive parts and repair services retailer;

•	$55 million in a second lien senior secured term loan of an on-demand supply chain automation solutions provider to the healthcare industry;

•	$54 million in a second lien senior secured term loan and equity of a SaaS data analytics provider to the energy, financial and power industries;

•	$48 million in first lien senior secured delayed draw and term loans of a large-scale snow melting and removal service provider;

•	$46 million in a first lien senior secured delay draw term loan and equity of a vertically integrated residential solar provider;

•	$51 million in first lien senior secured revolving and term loans of an automobile insurance provider;

•	$40 million in first lien senior secured revolving, delayed draw and term loans of an aircraft performance software provider; and

•	$35 million in first lien senior secured revolving, delayed draw and term loans of a revenue cycle management provider.

Also in the first quarter of 2020, Ares Capital exited approximately $0.9 billion of investment commitments. Of the total investment commitments exited, 51% were first lien senior secured loans, 39% were second lien senior secured loans, 6% were in preferred equity securities, 3% were other equity securities and 1% were senior subordinated loans. Of the approximately $0.9 billion of exited investment commitments, 90% were floating rate, 8% were non-income producing, 1% were fixed rate, and 1% were on non-accrual status.

The fair value of Ares Capital’s portfolio investments at March 31, 2020 was $14.4 billion, including $13.0 billion in accruing debt and other income producing securities. The total portfolio investments at fair value were comprised of approximately 48% of first lien senior secured loans, 28% of second lien senior secured loans, 6% of subordinated certificates of the SDLP (the proceeds of which were applied to co-investments with Varagon and its clients to fund first lien senior secured loans through the SDLP), 6% of senior subordinated loans, 5% of preferred equity securities and 7% of other equity securities. As of March 31, 2020, the weighted average yield of debt and other income producing securities in the portfolio at amortized cost and fair value was 8.9% and 9.4%, respectively, the weighted average yield on total investments in the portfolio at amortized cost and fair value was 7.9% and 8.5%, respectively, and 85% of the total investments at fair value were in floating rate securities.

“With the extreme market volatility and economic disruption caused by the COVID-19 pandemic, we are relying on the deep knowledge, experienced team and proven investment philosophy that we have developed over the past 15 years as a public company,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “We believe we are operating from a position of relative strength as our portfolio is defensively positioned and has held up relatively well with a modest level of non-accruing loans.  With our significant liquidity of more than $2.6 billion, we have the ability to support our existing borrowers and invest in increasingly attractive market conditions. We declared our second quarter cash dividend of $0.40 per share and expect to maintain a stable dividend for the foreseeable future.”

“During the first quarter, we enhanced our liquidity profile by issuing $750 million in unsecured investment grade notes at a record low coupon, increasing our bank borrowing capacity by $565 million and extending the maturity on $5 billion of revolving facilities to 2025,” said Penni Roll, Chief Financial Officer of Ares Capital. “With nearly two-thirds of our capitalization derived from unsecured debt and equity, we are in a strong position to effectively fund our business needs during the economic downturn and through to the eventual recovery.”

PORTFOLIO QUALITY

Ares Capital’s investment adviser employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

As of March 31, 2020, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.0 and loans on non-accrual status represented 3.1% of total investments at amortized cost (or 1.7% at fair value).

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2020, Ares Capital had $460 million in cash and cash equivalents and $8.3 billion in total aggregate principal amount of debt outstanding ($8.2 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $2.1 billion available for additional borrowings under its existing credit facilities as of March 31, 2020.

In January 2020, Ares Capital issued $750 million in aggregate principal amount of unsecured notes that mature on July 15, 2025 and bear interest at a rate of 3.250% per year (the ‘‘July 2025 Notes’’). The July 2025 Notes require payment of interest semi-annually, and all principal is due upon maturity. The July 2025 Notes may be redeemed in whole or in part at any time at Ares Capital’s option at the redemption prices determined pursuant to the indenture governing the July 2025 Notes, and any accrued and unpaid interest. The July 2025 Notes were issued at a discount to the principal amount.

In January 2020, Ares Capital and Ares Capital JB Funding LLC (“ACJB”), a wholly owned subsidiary of Ares Capital, increased total commitments under ACJB’s revolving funding facility with Sumitomo Mitsui Banking Corporation from $650 million to $725 million.

In January 2020, Ares Capital and Ares Capital CP Funding LLC (“Ares Capital CP”), a wholly owned subsidiary of Ares Capital, entered into an agreement to amend Ares Capital CP’s revolving funding facility (as amended, the “Revolving Funding Facility”) that, among other things, (a) increased the commitments under the Revolving Funding Facility from $1,275 million to $1,525 million, (b) extended the reinvestment period from January 3, 2022 to January 31, 2023 and (c) extended the stated maturity date from January 3, 2024 to January 31, 2025.

In March 2020, Ares Capital amended and restated its senior secured credit facility (as amended, the “Revolving Credit Facility”). The amendment and restatement, among other things, (a) increased total commitments under the Revolving Credit Facility from $3,365 million to $3,605 million, (b) extended the expiration of the revolving period for lenders electing to extend commitments in an amount equal to $3,440 million from March 30, 2023 to March 30, 2024, during which period Ares Capital, subject to certain conditions, may make borrowings under the Revolving Credit Facility, and (c) extended the stated maturity date for lenders electing to extend commitments in an amount equal to $3,440 million from March 30, 2024 to March 30, 2025. Lenders who elected not to extend their commitments in an amount equal to $165 million will remain subject to a revolving period expiration of March 30, 2023 and a stated maturity date of March 30, 2024. The Revolving Credit Facility is composed of a revolving loan tranche equal to $2,871 million and a term loan tranche in an amount equal to $734 million.

In March 2020, Ares Capital repurchased a total of approximately 8.5 million shares of its common stock in the open market under the stock repurchase program for $100 million. The shares were repurchased at an average price of $11.83 per share, including commissions paid, leaving approximately $393 million available for additional repurchases under the program.

FIRST QUARTER 2020 DIVIDEND PAID

On February 12, 2020, Ares Capital declared a first quarter 2020 dividend of $0.40 per share for a total of approximately $172 million. The first quarter dividend was paid on March 31, 2020 to stockholders of record as of March 16, 2020.

RECENT DEVELOPMENTS

From April 1, 2020 through April 29, 2020, Ares Capital made new investment commitments of approximately $169 million, of which $130 million were funded. Of these new commitments, 67% were in first lien senior secured loans, 17% were in second lien senior secured loans and 16% were in preferred equity securities. Of the approximately $169 million of new investment commitments, 84% were floating rate and 16% were fixed rate. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 14.7%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From April 1, 2020 through April 29, 2020, Ares Capital exited approximately $137 million of investment commitments, including $61 million of loans sold to Ivy Hill Asset Management, L.P. (“IHAM”), its wholly owned portfolio company, or certain vehicles managed by IHAM. Of the total investment commitments exited, 73% were first lien senior secured loans, 25% were second lien senior secured loans, 1% were subordinated certificates of the SDLP and 1% were collateralized loan obligations. Of the approximately $137 million of exited investment commitments, 100% were floating rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 8.0%, and the weighted average yield on total investments exited or repaid during the period at amortized cost was 8.0%. On the approximately $137 million of investment commitments exited from April 1, 2020 through April 29, 2020, Ares Capital recognized total net realized losses of approximately $1 million, including $2 million of net realized losses from the sale of loans to IHAM or certain vehicles managed by IHAM.

In addition, as of April 29, 2020, Ares Capital had an investment backlog and pipeline of approximately $210 million and $140 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

Additionally, pursuant to an exemptive order issued by the Securities and Exchange Commission (“SEC”) on April 8, 2020, and applicable to all Business Development Companies (“BDCs”) who currently have SEC co-investment orders through December 31, 2020, Ares Capital may, subject to the satisfaction of certain conditions, co-invest in its existing portfolio companies with certain other funds managed by the Adviser or its affiliates, even if such other funds have not previously invested in such existing portfolio companies.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, May 5, 2020 at 12:00 p.m. (Eastern Time) to discuss its quarter ended March 31, 2020 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 1714893 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through May 19, 2020 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10140269. An archived replay will also be available through May 19, 2020 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a BDC and is the largest BDC by both market capitalization and total assets. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including, but not limited to, the risk factors described in Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K, filed with the SEC on February 12, 2020, the risk factors described in Part II - Other Information, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q filed with the SEC on March 31, 2020, and those described from time to time in Ares Capital’s filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
Carl G. Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $15,491 and $14,696, respectively)	$14,370	$14,426
Cash and cash equivalents	460	167
Restricted cash	655	9
Interest receivable	111	117
Other assets	93	78
Operating lease right-of-use asset	94	94
Receivable for open trades	23	14
Total assets	$15,806	$14,905
LIABILITIES
Debt	$8,179	$6,971
Payable to participants	655	9
Base management fees payable	55	54
Income based fees payable	44	48
Capital gains incentive fees payable	—	58
Interest and facility fees payable	38	54
Accounts payable and other liabilities	122	90
Payable for open trades	11	33
Operating lease liabilities	119	121
Total liabilities	9,223	7,438
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 600 common shares authorized; 423 and 431 common shares issued and outstanding, respectively	—	—
Capital in excess of par value	7,660	7,760
Accumulated overdistributed earnings	(1,077)	(293)
Total stockholders’ equity	6,583	7,467
Total liabilities and stockholders’ equity	$15,806	$14,905
NET ASSETS PER SHARE	$15.58	$17.32

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended March 31,
	2020	2019
INVESTMENT INCOME
Interest income from investments	$298	$289
Dividend income	36	31
Capital structuring service fees	28	45
Other income	7	8
Total investment income	369	373

EXPENSES
Interest and credit facility fees	82	67
Base management fees	55	49
Income based fees	44	48
Capital gains incentive fees	(58)	2
Administrative fees	4	4
Other general and administrative	5	8
Total expenses	132	178
Waiver of income based fees	—	(10)
Total expenses, net of waiver of income based fees	132	168
NET INVESTMENT INCOME BEFORE INCOME TAXES	237	205
Income tax expense, including excise tax	3	4
NET INVESTMENT INCOME	234	201
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains	34	56
Net unrealized losses	(880)	(43)
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	(846)	13
NET INCREASE (DECREASE) IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$(612)	$214
BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE	$(1.42)	$0.50
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	430	426

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP net income (loss) per share

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP net income (loss) per share, the most directly comparable GAAP financial measure, for the three months ended March 31, 2020 are provided below.

	For the Three Months Ended March 31,
	2020	2019
	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.41	$0.48
Net realized and unrealized gains (losses)	(1.96)	0.03
Capital gains incentive fees attributable to net realized and unrealized gains and losses	0.13	(0.01)
Income tax expense related to net realized gains and losses	—	—
Basic and diluted GAAP net income (loss) per share	$(1.42)	$0.50
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(1)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.